                                                                       EXHIBIT 5


                          [SIDLEY & AUSTIN LETTERHEAD]



                               November 13, 2000


THQ Inc.
27001 Agoura Road, Suite 325
Calabasas Hills, CA  91301

                Re: Registration Statement on Form S-3

Gentlemen/Ladies:

         We have acted as counsel for THQ Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the above-captioned registration statement (the "Registration Statement"), relating to the registration of the offer and sale from time to time, by the selling securityholders named therein of 1,000,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), consisting of: (i) 890,110 issued and outstanding Shares and (ii) 109,890 Shares issuable upon the exercise of options held by some of the selling securityholders named therein together with the 1,000,000 preferred stock purchase rights (the "Rights" and together with the Shares, the "Securities") associated therewith. The terms of the Rights are set forth in the Rights Agreement , dated as of June 21, 2000, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement").

         In rendering this opinion, we have examined and relied upon a copy of the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The issued and outstanding Shares have been validly issued and are fully paid and nonassessable.

         2. The Right associated with each issued and outstanding Share has been validly issued. The Right to be associated with each Share issuable upon exercise of options will be validly issued when such Right shall have been duly issued in accordance with the terms of the Rights Agreement and such associated Share shall have been duly issued and paid for as set forth in paragraph 3.

         3. The Shares issuable upon exercise of options, when issued in accordance with the terms of the underlying options, and when certificates representing such shares have been duly executed and countersigned and duly delivered to the persons entitled thereto against payment to the Company for the exercise price provided for in the underlying option, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

                                   Very truly yours,
                                   /s/ Sidley & Austin


                                       20